Exhibit 99.1

NOTICE OF OPTIONAL REDEMPTION

November 10, 2010

Deutsche Bank Trust Company Americas,
as Trustee
101 Barclay Street, Floor 8W
New York, New York 10286

Attention: Corporate Trust Administration

Ladies and Gentlemen:

     Reference is hereby made to the First Supplemental Indenture dated as of December 10, 2009 among CIT Group Funding Company of Delaware LLC, as Issuer, CIT Group Inc. and the Other Guarantors Named Therein, as Guarantors, and Deutsche Bank Trust Company Americas, as Trustee, Series B Parent Collateral Agent and Series B Subsidiary Collateral Agent (the “First Supplemental Indenture”), supplementing the Indenture dated as of December 10, 2009 between CIT Group Funding Company of Delaware LLC, as Issuer, and Deutsche Bank Trust Company Americas, as Trustee (the “Series B Indenture” and, together with the First Supplemental Indenture, collectively, the “Indenture”). Capitalized terms used but not otherwise defined herein, shall have the meaning assigned to such terms in the Indenture.

     NOTICE IS HEREBY GIVEN TO THE TRUSTEE, pursuant to Section 11.2 of the Series B Indenture, of the Company’s election to effect an optional redemption of the Notes under Section 3.2 of the First Supplemental Indenture in the manner more fully described hereinbelow.

     The Company hereby designates January 4, 2011 as the Redemption Date for the optional redemption of Notes to be made pursuant to this Notice of Optional Redemption.

     On the above-referenced Redemption Date, the Company shall optionally redeem Notes in an aggregate principal amount of Seven Hundred Fifty Two Million Two Hundred Twenty Two Thousand One Hundred Thirty Five Dollars ($752,222,135) at a Redemption Price equal to one hundred two (102.0) percent of such aggregate principal amount.

     The aggregate principal amount of Notes to be redeemed pursuant to this Notice of Optional Redemption shall consist of Seven Hundred Fifty Two Million Two Hundred Twenty Two Thousand One Hundred Thirty Five Dollars ($752,222,135) in principal amount of the 2017 Notes (being the entire outstanding principal amount of such Notes).

     By its execution of this Notice of Optional Redemption, the Trustee hereby (y) waives the requirement in Section 11.2 of the Series B Indenture that the Company give notice of its election to effect an optional redemption of Notes hereunder at least sixty (60) days prior to the above-referenced Redemption Date; and (z) agrees with the Company that notice given pursuant to this Notice of Optional Redemption on the date hereof constitutes good and sufficient notice for purposes of the Company’s optional redemption of Notes hereunder on such Redemption Date.

[Remainder of Page Intentionally Left Blank. The Next Page is the Signature Page.]

     IN WITNESS WHEREOF, the undersigned has caused this Notice of Optional Redemption to be executed by its duly authorized officer as of the date first above written.

CIT GROUP FUNDING COMPANY OF DELAWARE LLC

By:	/s/ Glenn A Votek

Name:	Glenn A. Votek
Title:	Executive Vice President & Treasurer

ACCEPTED AND AGREED TO:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By: /s/ Irene Siegel

Name: Irene Siegel
Title: Vice President

By: /s/ Maria Inoa

Name: Maria Inoa
Title: Associate